CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.250% Notes due 2048	$300,000,000	99.997%	$299,991,000	$37,350

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217291

PROSPECTUS    SUPPLEMENT

(To Prospectus dated April 13, 2017)

$300,000,000

RPM International Inc.

$300,000,000 4.250% Notes due 2048

We are offering $300 million aggregate principal amount of 4.250% Notes due 2048 (the “notes”). The notes will mature on January 15, 2048. RPM International Inc. will pay interest on the notes semiannually on January 15 and July 15 of each year, beginning July 15, 2018. We may redeem the notes at our option, at any time or from time to time, either in whole or in part, at the applicable redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Change of Control Offer.”

The notes will be our general unsecured obligations. The notes will rank equally with all of our current and future unsecured, unsubordinated debt and will be senior in right of payment to all of our future subordinated debt. The notes are a new issuance of securities with no established trading market.

The notes are being offered for sale in the United States and certain jurisdictions outside the United States in which it is lawful to make such offers. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

	Per Note	Total
Initial public offering price(1)	99.997%	$299,991,000
Underwriting discount	0.875%	$2,625,000
Proceeds, before expenses, to RPM International Inc.(1)	99.122%	$297,366,000

(1)	Plus accrued interest from December 20, 2017 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be delivered in book-entry form only through the facilities of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, against payment in New York, New York on or about December 20, 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers

Citizens Capital Markets	Fifth Third Securities	KeyBanc Capital Markets	MUFG

The date of this prospectus supplement is December 6, 2017

You should read this prospectus supplement along with the accompanying prospectus dated April 13, 2017. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If the information contained in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated April 13, 2017, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “RPM,” “we,” us,” “our” and the “Company” refer to RPM International Inc. and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Summary” and in the section entitled “Description of Notes,” the words “RPM,” “we,” “us,” “our” and the “Company” refer only to RPM International Inc. and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Some information contained in this prospectus supplement and the accompanying prospectus updates the information incorporated by reference, and information that we subsequently file with the SEC will automatically update information in this prospectus supplement and accompanying prospectus, as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and the accompanying prospectus and/or

S-iii

information incorporated by reference, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the initial filing of this prospectus supplement and prior to the time that we sell all the securities offered under this prospectus supplement, other than the portions of such documents that by statute, by designation in such documents, or otherwise are not deemed to be filed with the SEC or are not required to be incorporated herein by reference:

•	Our Annual Report on Form 10-K for our fiscal year ended May 31, 2017, filed on July 24, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2017, filed on October 4, 2017; and

•	Our Current Reports on Form 8-K filed on July 18, 2017 and October 12, 2017.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered any or all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request. You may request these documents by writing to or telephoning us at the following address and number:

Corporate Secretary

RPM International Inc.

2628 Pearl Road

P.O. Box 777

Medina, Ohio 44258

(330) 273-5090

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus (including the information incorporated by reference herein and therein) contain forward-looking statements. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions;

•	the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges;

•	continued growth in demand for our products;

•	legal, environmental and litigation risks inherent in our construction and chemicals businesses, and risks related to the adequacy of our insurance coverage for such matters;

•	the effect of changes in interest rates;

•	the effect of fluctuations in currency exchange rates upon our foreign operations;

•	the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

•	risks and uncertainties associated with our ongoing acquisition and divestiture activities;

•	risks related to the adequacy of our contingent liability reserves; and

•	other factors referenced in this prospectus supplement and the accompanying prospectus, including those set forth under the caption “Risk Factors,” and in our filings with the SEC, including those set forth or discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in and incorporated by reference into the section captioned “Risk Factors,” and by any cautionary language, in this prospectus supplement and the accompanying prospectus. We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus or in documents incorporated by reference therein might not occur.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus as well as the documents incorporated by reference carefully, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.

The Company

Our subsidiaries manufacture, market and sell various specialty chemical product lines, including high-quality specialty paints, protective coatings, roofing systems, sealants and adhesives, focusing on the maintenance and improvement needs of the industrial, specialty and consumer markets. Our family of products includes those marketed under brand names such as API, Betumat, Carboline, CAVE, DAP, Day-Glo, Dri-Eaz, Dryvit, Euclid, EUCO, Fibergrate, Fibregrid, Fibrecrete, Flecto, Flowcrete, Grupo PV, Hummervoll, illbruck, Mohawk, Prime Resins, Rust-Oleum, Specialty Polymer Coatings, Stonhard, TCI, Toxement, Tremco, Tuf-Strand, Universal Sealants, Viapol, Watco and Zinsser. As of May 31, 2017, our subsidiaries marketed products in approximately 168 countries and territories and operated manufacturing facilities in approximately 139 locations in the United States, Argentina, Australia, Belgium, Brazil, Canada, Chile, China, Colombia, France, Germany, India, Italy, Malaysia, Mexico, The Netherlands, New Zealand, Norway, Poland, Saudi Arabia, South Africa, South Korea, Spain, Sweden, Turkey, the United Arab Emirates and the United Kingdom. Approximately 36% of our sales are generated in international markets through a combination of exports to and direct sales in foreign countries. For the fiscal year ended May 31, 2017, we recorded net sales of $5.0 billion.

Our business is divided into three reportable segments: the industrial reportable segment (“industrial segment”), the specialty reportable segment (“specialty segment”) and the consumer reportable segment (“consumer segment”). Within each reportable segment, we aggregate several operating segments which comprise individual companies or groups of companies and product lines, which generally address common markets, utilize similar technologies and are able to share manufacturing or distribution capabilities. The industrial segment (Tremco Group, tremco illbruck Group, and Performance Coatings Group), which comprised approximately 52% of our total net sales for the fiscal year ended May 31, 2017 and 54% of our total net sales for the three months ended August 31, 2017, includes maintenance and protection products for roofing and waterproofing systems, flooring, passive fire protection, corrosion control, high-performance sealing and bonding solutions, infrastructure rehabilitation and repair and other construction chemicals. The specialty segment (Specialty Products Group (“SPG”)—Industrial Group) comprised approximately 14% of our total net sales for the fiscal year ended May 31, 2017 and for the three months ended August 31, 2017, and includes industrial cleaners, restoration services equipment, colorants, exterior finishes, edible coatings and other specialty original equipment manufacturer (“OEM”) coatings. The consumer segment (Rust-Oleum Group, DAP Group and SPG-Consumer Group) comprised approximately 34% of our total net sales for the fiscal year ended May 31, 2017 and 32% of our total net sales for the three months ended August 31, 2017, and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers, nail enamels, cement and woodcare coatings and other branded consumer products.

On May 31, 2010, Bondex International, Inc. and its parent, SPHC, voluntarily filed Chapter 11 reorganization proceedings in the United States Bankruptcy Court for the District of Delaware. SPHC is our wholly owned subsidiary. In accordance with Accounting Standards Codification (“ASC”) 810, when a subsidiary becomes subject to the control of a government, court, administrator, or regulator, deconsolidation of that subsidiary is generally required. We had therefore deconsolidated SPHC and its subsidiaries from our balance sheet as of May 31, 2010, and had eliminated the results of SPHC’s operations from our results of operations beginning on that date. Effective as of December 23, 2014, the United States Bankruptcy Court in Delaware and the United States District Court in Delaware confirmed the Bankruptcy Plan for SPHC and related entities, and these entities emerged from bankruptcy. Accordingly, financial results of SPHC’s operating subsidiaries, which had not been included in our financial reports since the bankruptcy filing, have been reconsolidated with our results as of January 1, 2015, and are included in our results from that point forward.

Industrial Segment

Our industrial segment products are sold throughout North America and also account for the majority of our international sales. Our industrial product lines are sold directly to contractors, distributors and end-users, such as owners of industrial manufacturing facilities, public institutions and other commercial customers. Our industrial segment generated $2.6 billion in net sales for the fiscal year ended May 31, 2017 and $729.8 million in net sales for the three months ended August 31, 2017, and includes the following major product lines and brand names:

Tremco Group:

•	Waterproofing, coatings and institutional roofing systems used in building protection, maintenance and weatherproofing applications marketed under our Tremco, AlphaGuard, OneSeal, PowerPly, TremPly, TremLock, Vulkem and TREMproof brand names;

•	sealants, air barriers, tapes and foams that seal and insulate joints in various construction assemblies and glazing assemblies marketed under our Tremco, Dymonic, ExoAir and Spectrem brand names;

•	new residential home weatherization systems marketed under our TUFF-N-DRI, Watchdog Waterproofing and Enviro-Dri brand names; and

•	specialized roofing and building maintenance and related services marketed by our Weatherproofing Technologies subsidiary.

tremco illbruck Group:

•	sealing and bonding solutions for windows and doors, facades, interiors and exteriors under our illbruck brand name;

•	flooring, waterproofing and in-plant glazing solutions under our Tremco brand name;

•	solutions for fire stopping and intumescent steel coating under our Nullifire and Firetherm brand names; and

•	solutions for the manufacturing industry under our Pactan brand name.

Performance Coatings Group:

•	high-performance polymer flooring systems for industrial, institutional and commercial facilities, as well as offshore and marine structures and cruise, ferry and navy ships marketed under our Stonhard, Flowcrete, RPM Belgium, Hummervoll and API brand names;

•	commercial, decorative flooring for architectural and design applications under the Flowcrete, Liquid Elements, Expanko, Fritztile and Key Resin brand names;

•	fiberglass reinforced plastic gratings and shapes used for industrial platforms, staircases and walkways marketed under our Fibergrate, Chemgrate, Corgrate, Fibregrid and Safe-T-Span brand names;

•	high-performance, heavy-duty corrosion-control coatings, containment linings, fireproofing and soundproofing products and heat and cryogenic insulation products for a wide variety of industrial infrastructure and oil and gas-related applications marketed under our Carboline, Specialty Polymer Coatings, Nullifire, Charflame, Firefilm, A/D Fire, Thermo-Lag, Plasite and Perlifoc brand names;

•	rolled asphalt roofing materials, waterproofing products, and chemical admixtures marketed under our Viapol, Vandex and Betumat brand names;

•	concrete and masonry admixtures, concrete fibers, curing and sealing compounds, structural grouts and mortars, epoxy adhesives, injection resins, polyurethane foams, floor hardeners and toppings, joint fillers, industrial and architectural coatings, decorative color/stains/stamps, and a comprehensive selection of restoration materials marketed under the Euclid, CAVE, Toxement, Viapol, Dural, EUCO, Eucon, Fiberstrand, Increte Systems, Plastol, Sentinel, Speed Crete, Tuf-Strand, Prime Gel, Prime Bond, Prime Coat, Prime Guard, Prime Rez and Prime Flex brand names;

•	specialty construction products including bridge expansion joints, bridge deck and parking deck membranes, curb and channel drains, highway markings, protective coatings and asphalt and concrete repair products marketed under our Universal Sealants, BridgeCare, StructureCare, Pitchmastic, Nufins, Visul, EnviroKerb, EnviroChannel, EnviroDeck, EnviroGrate, Fibrecrete, Texacrete, Fibrejoint, Samiscreed and Epoplex brand names; and

•	amine curing agents, reactive diluents, specialty epoxy resins and other intermediates under our Arnette Polymers brand name.

Specialty Segment

Our specialty segment products are sold throughout North America and a few international locations, primarily in Europe. Our specialty product lines are sold directly to contractors, distributors and end-users, such as industrial manufacturing facilities, public institutions and other commercial customers. The specialty segment generated $0.7 billion in net sales for the fiscal year ended May 31, 2017 and $188.5 million in net sales for the three months ended August 31, 2017, and includes the following major product lines and brand names:

•	fluorescent colorants and pigments marketed under our Day-Glo, Radiant and Dane Color brand names;

•	shellac-based-specialty coatings for industrial and pharmaceutical uses, edible glazes, food coatings and ingredients marketed under our Mantrose-Haeuser, NatureSeal and Holton Food Products brand names;

•	highly insulated building cladding materials (Exterior Insulating and Finishing Systems, “EIFS”) principally marketed in the U.S., Canada, U.K. and Poland under the Dryvit brand name;

•	fire and water damage restoration products marketed under the Dri-Eaz, Unsmoke and ODORx brand names;

•	professional carpet cleaning and disinfecting products marketed under the Sapphire Scientific, Chemspec and Prochem brand names;

•	fuel additives marketed under our Valvtect brand name;

•	wood treatments marketed under our Kop-Coat and Tru-Core brand names;

•	pleasure marine coatings marketed under our Pettit, Woolsey and Z-Spar brand names;

•	wood furniture finishes and touch-up products marketed under our CCI, Mohawk, Chemical Coatings, Behlen, Westfield Coatings, Finishworks and Morrells brand names; and

•	a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under our TCI brand name.

Consumer Segment

Our consumer segment manufactures and markets professional use and do-it-yourself (“DIY”) products for a variety of mainly consumer applications, including home improvement and personal leisure activities. Our consumer segment’s major manufacturing and distribution operations are located primarily in North America, along with a few locations in Europe, Australia, South Africa and South America. Consumer segment products are sold directly to mass merchandisers, home improvement centers, hardware stores, paint stores, craft shops, cosmetic companies and to other smaller customers through distributors. Our consumer segment generated $1.7 billion in net sales in the fiscal year ended May 31, 2017 and $427.1 million in net sales for the three months ended August 31, 2017, and is composed of the following major product lines and brand names:

Rust-Oleum Group:

•	a broad line of coating products to protect and decorate a wide variety of surfaces for the DIY and professional markets which are sold under several key Rust-Oleum brand names, including Stops Rust, American Accents, Painter’s Touch, Specialty, Professional, Universal, Varathane, NeverWet, Watco, Epoxy Shield, Restore, Rock Solid, SPS, Spraymate, Krud Kutter, Zinsser, XIM, Industrial Choice, Labor Saver, Road Warrior, Sierra Performance, Hard Hat, Mathys, CombiColor, Noxyde, Blackfriar, HiChem and MultiSpec. In addition, Rust-Oleum branded products in Canada are marketed under the Rust-Oleum, Tremclad, Varathane and Zinsser brand names;

•	a broad line of specialty products targeted to solve problems for the paint contractor and the DIYer for applications that include surface preparation, mold and mildew prevention, wallpaper removal and application, and waterproofing, under our Zinsser, B-I-N, Bulls Eye 1-2-3, Cover Stain, DIF, FastPrime, Sealcoat, Jomax, Gardz, Perma-White, Shieldz, Watertite, Okon, Parks, Papertiger and Walworks brand names;

•	deck and fence restoration products under the Wolman brand name;

•	metallic and faux finish coatings marketed under our Modern Masters brand name;

•	exterior wood deck and concrete restoration systems, and flooring finishes marketed under our Restore and RockSolid brand names; and

•	an assortment of other products, including hobby paints and cements marketed under our Testors brand name.

DAP Group:

•	a complete line of caulks, sealants, adhesives, insulating foam, spackling, glazing, and other general patch and repair products for home improvement and construction marketed through a wide assortment of DAP branded products, including ‘33’, ‘53’, ‘1012’, 4000, 7000, Alex, Alex Fast Dry, Alex Plus, Alex Ultra, Alex Flex, Beats The Nail, Blend-Stick, Blockade, Butyl-Flex, Caulk-Be-Gone, Crack Shot, Custom-Patch, DAP 3.0, DAP CAP, DAPtex, DryDex, Dynaflex 230, Dynagrip, Elastopatch, Fast ‘N Final, FastPatch, Kwik Foam, Kwik Seal, Kwik Seal Plus, Kwik Seal Ultra, Mono, Patch Stick, Patch-N-Paint, Plastic Wood, Presto Patch, Quick Plug, Rapid Fuse, Rely-On, Seal ‘N Peel, SIDE Winder, Silicone Plus, Simple Seal, SMARTBOND, StrongStik, Touch’N Foam, Touch’N Seal, Weldwood and Phenoseal, which is a brand of Gloucester Company Inc., which is a subsidiary of DAP Products Inc.

SPG-Consumer Group:

•	nail enamel, polish and coating components for the personal care industry.

Our principal executive offices are located at 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258, and our telephone number is (330) 273-5090. We maintain a website at www.rpminc.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to RPM International Inc. and not to its consolidated subsidiaries.

Issuer	RPM International Inc., a Delaware corporation

Securities Offered	$300 million aggregate principal amount of 4.250% Notes due 2048.

Maturity	The notes will mature on January 15, 2048.

Interest Rate	The notes will bear interest at a rate of 4.250% per year payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 2018.

Ranking	The notes will be our general unsecured obligations. The notes will rank equally in right of payment with all of our other current and future unsecured, unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to:

•	any of our secured debt to the extent of the assets securing that debt; and

•	all debt for money borrowed and other liabilities of our subsidiaries to the extent of the assets of those subsidiaries.

Covenants	The notes contain covenants that will limit our ability to:

•	incur some liens securing debt;

•	engage in some sale-leaseback transactions; and

•	enter into some consolidations, mergers or transfers of substantially all of our assets.

These covenants are subject to important exceptions as described in the “Description of Debt Securities” section of the accompanying prospectus and the “Description of Notes” section of this prospectus supplement.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event
If we experience a “Change of Control Triggering Event” (as defined in “Description of Notes—Change of Control Offer”), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

Optional Redemption	Prior to July 15, 2047 (the date that is six months prior to the maturity date of the notes), the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest. On or after July 15, 2047 (the date that is six months prior to the maturity date of the notes), the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes to repay, redeem or refinance $250.0 million in principal amount of unsecured senior notes due February 15, 2018, which bear interest at 6.50%, together with accrued and unpaid interest thereon, and for general corporate purposes. Pending such use, we intend to use the net proceeds from the sale of the notes to invest in high-quality short-term investments. See “Use of Proceeds” in this prospectus supplement.

Denominations and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (DTC). The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Additional Issuances	We may “reopen” the notes and issue an unlimited principal amount of additional notes in the future. See “Description of Notes” in this prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Summary Historical Consolidated Financial Information

The following information sets forth summary historical consolidated financial information of RPM International Inc. for the periods presented. We derived the summary historical consolidated financial information presented below for each of the five fiscal years in the period ended May 31, 2017 from our audited consolidated financial statements and our 2017 Annual Report to Stockholders. The information as of and for the three months ended August 31, 2016 and August 31, 2017 was derived from our unaudited interim consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the three months ended August 31, 2016 and August 31, 2017 are not necessarily indicative of the results to be expected for the fiscal year ending May 31, 2018.

You should read the financial information presented below in conjunction with the respective audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and other financial information contained in our Annual Report on Form 10-K for the year ended May 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2017, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See the section entitled “Where You Can Find More Information” in this prospectus supplement.

	Fiscal Years Ended May 31,					Three Months Ended August 31,
	2013(e)	2014	2015	2016	2017	2016	2017
	(In millions, except per share amounts and percentages)					(Unaudited)
Statement of Operations Data:
Net sales	$4,078.7	$4,376.4	$4,594.6	$4,813.6	$4,958.2	$1,252.1	$1,345.4
Cost of sales	2,376.0	2,500.6	2,653.2	2,726.6	2,792.5	700.1	773.4

Gross profit	1,702.7	1,875.8	1,941.4	2,087.0	2,165.7	552.0	572.0
Selling, general and administrative expenses(a)	1,309.3	1,390.1	1,422.9	1,520.9	1,643.5	384.1	394.4
Estimated loss contingency	65.1	—	—	—	—	—	—
Restructuring Expense	20.1	—	—	—	—	—	—
Goodwill and other intangible asset impairments	—	—	—	—	193.2	—	—
Other (income) expense, net	57.7	(4.0)	(3.8)	1.3	1.7	0.5	—
Interest expense	79.8	80.9	87.6	91.7	97.0	22.7	26.8
Investment (income) expense, net	(6.2)	(15.7)	(18.6)	(10.4)	(14.0)	(3.8)	(4.5)

Income before income taxes	176.9	424.5	453.3	483.5	244.3	148.5	155.3
Provision (benefit) for income taxes	67.0	118.5	225.0	126.0	59.6	35.1	38.4

Net income	109.9	306.0	228.3	357.5	184.7	113.4	116.9
Less: Net income (loss) attributable to Noncontrolling interests	11.3	14.3	(11.2)	2.8	2.9	0.6	0.5

Net income attributable to RPM International Inc. stockholders	$98.6	$291.7	$239.5	$354.7	$181.8	$112.8	$116.4

Earnings per share (basic)	$0.75	$2.20	$1.81	$2.70	$1.37	$0.85	$0.87
Earnings per share (diluted)	0.74	2.18	1.78	2.63	1.36	0.83	0.86
Cash dividends declared per share	0.890	0.945	1.020	1.085	1.175	0.275	0.300
Average number of shares of common stock outstanding:
Basic	129.0	129.4	129.9	129.4	130.7	130.6	131.2
Diluted	129.8	132.3	134.9	136.7	135.2	135.2	135.7

	Fiscal Years Ended May 31,					Three Months Ended August 31,
	2013(e)	2014	2015	2016	2017	2016	2017
	(In millions, except per share amounts and percentages)					(Unaudited)
Other Data:
EBIT(b)	$250.5	$489.7	$522.3	$564.8	$327.3	$167.4	$177.6
EBITDA(b)	336.8	579.8	621.5	675.8	444.1	196.2	209.0
EBITDA margin(c)	8.3%	13.2%	13.5%	14.0%	9.0%	15.7%	15.5%
EBITDA, as adjusted(e),(f)	$507.9	$579.8	$621.5	$661.3	$659.7	$196.2	$209.0
EBITDA margin, as adjusted(c),(e)	12.5%	13.2%	13.5%	13.7%	13.3%	15.7%	15.5%
Depreciation and amortization	$86.3	$90.1	$99.2	$111.0	$116.8	$28.8	$31.4
Cash flows from operating activities	368.5	278.1	330.4	474.7	386.1	6.5	(26.1)
Cash flows (used in) investing activities	(477.4)	(149.7)	(559.5)	(165.9)	(339.7)	(34.5)	(68.5)
Cash flows from (used in) financing activities	138.1	(137.2)	110.2	(206.1)	36.0	(43.8)	(31.1)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	(1.9)	(39.3)	(12.3)	2.9	1.1	11.3
Capital expenditures	(91.4)	(93.8)	(85.4)	(117.2)	(126.1)	(17.0)	(17.5)

	As of May 31,					As of August 31,
	2013	2014	2015	2016	2017	2016	2017
	(In millions)					(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$343.6	$332.9	$174.7	$265.2	$350.5	$194.5	$236.2
All other current assets, excluding cash and cash equivalents	1,540.3	1,726.6	1,922.1	1,870.2	2,046.9	1,900.6	2,126.8
Working capital(d)	955.9	1,122.4	1,193.6	1,133.2	1,162.0	1,211.5	1,267.8
Property, plant and equipment, net	492.4	532.8	589.6	629.5	742.7	632.5	755.9
Total assets	4,110.0	4,365.7	4,680.1	4,765.0	5,090.4	4,726.9	5,108.9
Current and long-term debt	1,362.9	1,338.9	1,641.9	1,640.0	2,090.1	1,656.7	2,122.3
Stockholders’ equity	1,200.9	1,382.8	1,291.4	1,372.3	1,436.1	1,435.4	1,559.1

(a)	Selling, general and administrative expenses include research and development and other operating expenses.

(b)

EBIT is defined as earnings (loss) before interest and taxes, while EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. We evaluate our liquidity based on cash flows from operating, investing and financing activities, as defined by GAAP, but also look to EBITDA as a supplemental liquidity measure, because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, cash flows from operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use/provide cash (such as receivables, payables and inventories) as well as the sources/uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Since EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, since it also does not reflect the impact of debt service, cash dividends or capital expenditures, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBIT and EBITDA are key measures expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that these measures are critical to the capital markets’ analysis of (i) our segments’ core operating performance, and (ii) our ability to service debt, fund capital expenditures and otherwise meet cash needs, respectively. The following table contains a reconciliation of EBIT and EBITDA to the respective GAAP measures:

	Fiscal Years Ended May 31,					Three Months Ended August 31,
	2013	2014	2015	2016	2017	2016	2017
	(In millions)					(Unaudited)
Income before income taxes	$176.9	$424.5	$453.3	$483.5	$244.3	$148.5	$155.3
Interest expense	79.8	80.9	87.6	91.7	97.0	22.7	26.8
Investment expense (income), net	(6.2)	(15.7)	(18.6)	(10.4)	(14.0)	(3.8)	(4.5)

EBIT	250.5	489.7	522.3	564.8	327.3	167.4	177.6
Depreciation and amortization	86.3	90.1	99.2	111.0	116.8	28.8	31.4

EBITDA	$336.8	$579.8	$621.5	$675.8	$444.1	$196.2	$209.0

Interest (expense)	(79.8)	(80.9)	(87.6)	(91.7)	(97.0)	(22.7)	(26.8)
Investment (expense) income, net	6.2	15.7	18.6	10.4	14.0	3.8	4.5
(Provision) benefit for income taxes	(67.0)	(118.5)	(225.0)	(126.0)	(59.6)	(35.1)	(38.4)
Changes in operating assets, liabilities and other	172.3	(118.0)	2.9	6.2	84.6	(135.7)	(174.4)

Cash from operating activities	$368.5	$278.1	$330.4	$474.7	$386.1	$6.5	$(26.1)

(c)	EBITDA margin represents the percentage of EBITDA to net sales. See footnote (b) above for a reconciliation of EBITDA to cash from operating activities.

(d)	Working capital is defined as the excess of total current assets over total current liabilities.

(e)	Fiscal year 2013 reflects (i) revised cost estimates and exit costs related to our industrial segment totaling $11.0 million, (ii) the write-off of our various investments in Kemrock Industries and Exports Ltd. totaling $78.6 million, (iii) the proposed settlement between our Building Solutions Group and the U.S. General Services Administration for $65.1 million, (iv) the strategic repositioning of certain operations in Brazil for $6.1 million and (v) restructuring expense for $23.9 million.

(f)	Reconciliation of income before income taxes to EBIT (as adjusted) and EBITDA (as adjusted):

	Fiscal Years Ended May 31,								Three Months Ended August 31,
	2013		2014	2015	2016		2017		2016	2017
	(In millions)								(Unaudited)
Income before income taxes	$176.9		$424.5	$453.3	$483.5		$244.3		$148.5	$155.3
Adjustments for one-time items	184.8	(e)	—	—	(14.5	)(h)	215.6	(i)	—	—
Interest expense	79.8		80.9	87.6	91.7		97.0		22.7	26.8
Investment expense (income), net	(19.9	)(g)	(15.7)	(18.6)	(10.4)		(14.0)		(3.8)	(4.5)

EBIT, as adjusted	421.6		489.7	522.3	550.3		542.9		167.4	177.6
Depreciation and amortization	86.3		90.1	99.2	111.0		116.8		28.8	31.4

EBITDA, as adjusted	$507.9		$579.8	$621.5	$661.3		$659.7		$196.2	$209.0

(g)	Fiscal year 2013 investment expense (income), net reflects the write-off of $13.7 million of Kemrock FCCB convertible bonds issued by Kemrock Industries and Exports Ltd.

(h)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

(i)	Fiscal year 2017 adjustment removes the impact of (i) $12.3 million in charges related to Flowcrete’s decision to exit the Middle East, (ii) $15.0 million in severance expense, and (iii) $188.3 million of goodwill and other intangible asset impairment charges related to our Kirker reporting unit.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended May 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2017 and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.

The notes represent unsecured obligations of RPM. Accordingly, holders of our secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes are also effectively subordinated to any existing and future liabilities of our subsidiaries. We or our subsidiaries may incur substantial additional indebtedness in the future, which may be senior to the notes. The terms of the notes do not impose any limitation on us or our subsidiaries’ ability to incur such additional debt.

In the event of any distribution or payment of our assets in foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to those of our assets that constitute their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our other unsecured senior indebtedness, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of the notes may receive less, ratably, than our secured creditors.

As of August 31, 2017, our total consolidated indebtedness was $2,122.3 million, of which an aggregate of $0.5 million was secured indebtedness of our subsidiaries and our subsidiaries had $92.3 million of indebtedness, $87.9 million of which is related to subsidiary borrowings under our revolving credit facility (guaranteed by the Company) and $4.4 million of which is related to various mortgages, lines of credit or notes payable held by our subsidiaries). After giving effect to the issuance of the notes and the use of proceeds therefrom, our total consolidated indebtedness would have been $2,172.6 million.

We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to make payments on the notes.

We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends or other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the required payments on the notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to pay the principal or interest on the notes.

Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient cash distributions, dividends or other payments to fund payments on these notes when due.

We may not have the funds to repurchase the notes upon a change of control triggering event as required by the notes, which would result in a default under the notes.

Upon a change of control triggering event, as defined in this prospectus supplement, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. The source of funds for that repurchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from those sources will be available at the time of any change of control triggering event to make required repurchases of notes tendered. In addition, the terms of our credit agreement provide that specified change of control events constitute an event of default under the credit agreement. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all their notes upon a change of control triggering event, the financial effect of such a repurchase could cause a default under our other debt agreements, even if the change of control itself would not cause a default under those agreements.

Accordingly, it is possible that we will not have sufficient funds at the time of the change of control triggering event to make the required repurchase of our other debt and the notes or that restrictions in our credit agreement will not allow such repurchases. See “Description of Notes—Change of Control Offer” for additional information.

Active trading markets for the notes may not develop.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell your notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes if one develops. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the then-current ratings assigned to the notes; and

•	the market for similar securities.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amounts of the notes;

•	the terms related to the optional redemption of the notes; and

•	level, duration and volatility of market interest rates generally.

You should not purchase any of the notes unless you understand the investment risks involving the notes and determine that you are able to take such risks.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facility restricts our ability to incur additional indebtedness, including secured indebtedness, but if the facility matures, is amended, or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

Changes in our credit ratings may adversely affect the value of the notes.

The ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Such ratings are not recommendations to buy, sell or hold the notes. An explanation of the significance of such rating may be obtained from such rating agency.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase any of the notes and market interest rates increase, the market values of such notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $296.2 million, after deducting the underwriting discount and our estimated expenses relating to the offering. We intend to use the net proceeds from the sale of the notes to repay, redeem or refinance $250.0 million in principal amount of unsecured senior notes due February 15, 2018, which bear interest at 6.50%, together with accrued and unpaid interest thereon, and for general corporate purposes. Pending such use, we intend to use the net proceeds from the sale of the notes to invest in high-quality short-term investments.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of August 31, 2017 and on an as adjusted basis to reflect the issuance and sale of the notes and the application of the net proceeds from the sale. This table should be read in conjunction with the financial information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of August 31, 2017
	Actual	As Adjusted
	(Unaudited, dollars in millions)
Cash and cash equivalents	$236.2	$282.7 (1)

Long-term debt, including current portion:
$800 million, five-year revolving credit facility through December 5, 2019(2)	229.1	229.1
$200 million Accounts Receivable Securitization Program with two banks, through May 8, 2020(3)	—	—
6.50% Notes due 2018(4)	249.7	—
6.125% Notes due 2019(5)	452.5	452.5
2.25% Convertible Senior Notes due 2020(6)	194.3	194.3
3.450% Notes due 2022	298.4	298.4
5.25% Notes due 2045(7)	298.4	298.4
3.750% Notes due 2027(8)	395.8	395.8
4.250% Notes due 2048 offered hereby Other notes and mortgages payable at various rates of interest	— 4.1	300.0 4.1

Total long-term debt, including current portion	2,122.3	2,172.6

Stockholders’ Equity:
Preferred stock (par value $0.01 per share); authorized—50,000,000 shares; none issued	—	—
Common stock (par value $0.01 per share); 300,000,000 shares authorized; 141,326,000 shares issued and 133,537,000 shares outstanding	1.3	1.3
Paid-in capital	961.9	961.9
Treasury stock, at cost	(223.6)	(223.6)
Accumulated other comprehensive (loss)	(429.4)	(429.4)
Retained earnings	1,248.8	1,248.8

Total stockholders’ equity	1,559.1	1,559.1

Total capitalization	$3,681.4	$3,731.7

Ratio of total debt to total capitalization	57.65%	58.22%

(1)	“Cash and cash equivalents” in the “As Adjusted” column has been increased to reflect the addition of $47.7 million in proceeds from this offering, and reduced to reflect approximately $1.2 million in offering expenses.

(2)

The credit facility is unsecured and expires on December 5, 2019. The facility is available to refinance existing indebtedness, to finance working capital and capital expenditure needs, to satisfy all or a portion of our obligations relating to the Bankruptcy Plan for our SPHC subsidiary and related entities, and for general corporate purposes. The maximum principal amount of the commitments under the credit facility may be expanded upon our request, subject to certain conditions, to $1.0 billion. The credit facility requires us to comply with various customary affirmative and negative covenants, including a leverage covenant and interest coverage ratio. Under the terms of the leverage covenant, we may not permit our consolidated indebtedness to exceed 65% of the sum of such indebtedness and our consolidated stockholders’ equity. The minimum required consolidated interest coverage ratio for EBITDA to interest expense is 3.50 to 1.

(3)	The receivables securitization program expires on May 8, 2020, subject to possible earlier termination on certain events. See Note E to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2017.

(4)	The $250 million face amount of the notes due 2018 is adjusted for the original issue discount, which approximated $0.2 million at August 31, 2017. The original issue discount effectively reduced the ultimate proceeds from the financing. The effective interest rate on the notes, including the amortization of the discount, is 6.704%.

(5)	Includes the combination of the October 2009 initial issuance of $300.0 million aggregate principal amount and the May 2011 issuance of an additional $150.0 million aggregate principal amount of these notes. The $300.0 million aggregate principal amount of the notes due 2019 from the initial issuance is adjusted for the amortization of the original issue discount, which approximated $0.1 million at August 31, 2017. The original issue discount effectively reduced the ultimate proceeds from the October 2009 financing. The effective interest rate on the notes issued in October 2009, including the amortization of the discount, is 6.139%. The additional $150.0 million aggregate principal amount of the notes due 2019 issued in May 2011 is adjusted for the unamortized premium received at issuance, which approximated $3.5 million at August 31, 2017. The premium effectively increased the proceeds from the financing. The effective interest rate on the $150.0 million notes issued in May 2011 is 4.934%.

(6)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital. The effective interest rate on the liability component is 3.92%. Contractual interest was $1.2 million and amortization of the debt discount was $0.7 million for the first three months of fiscal 2018. At August 31, 2017, the remaining period over which the debt discount will be amortized was 3.25 years, the unamortized debt discount was $10.4 million, and the carrying amount of the equity component was $20.7 million.

(7)	Includes the combination of the May 2015 initial issuance of $250.0 million aggregate principal amount and the March 2017 issuance of an additional $50.0 million aggregate principal amount of these notes. The $250.0 million face amount of the notes due 2045 is adjusted for the amortization of the original issue discount, which approximated $1.4 million at August 31, 2017. The original issue discount effectively reduced the ultimate proceeds from the financing. The effective interest rate on the notes, including the amortization of the discount, is 5.29%. In March 2017, as a further issuance of the 5.25% notes due 2045, we closed an offering of $50.0 million aggregate principal, which is adjusted for unamortized premium received at issuance, which approximated $3.1 million at August 31, 2017. The premium effectively increased the proceeds from the financing. The effective interest rate on the $50.0 million notes issued March 2017 is 4.839%. At August 31, 2017, the notes are adjusted for debt issuance costs, net of amortization, for approximately $3.2 million.

(8)	The $400.0 million face amount of the notes due 2027 is adjusted for the amortization of the original issue discount and debt issuance cost, net of amortization, which approximated $0.5 million at August 31, 2017. The original issue discount effectively reduced the ultimate proceeds from the financing. The effective interest rate on the notes, including the amortization of the discount, is 3.750%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

Fiscal Years Ended May 31,					Three Months Ended August 31, 2017
2013	2014	2015	2016	2017
2.86	5.34	5.29	5.36	3.08	5.84

For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes and cumulative effect of changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and an estimation of the interest portion of rental expenses.

DESCRIPTION OF NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. Certain terms used but not defined in this prospectus supplement have the meanings specified in the accompanying prospectus.

General

The aggregate principal amount of the notes will initially be $300 million, and the notes will mature on January 15, 2048. The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

We will issue the notes under an indenture, dated as of April 8, 2014, as supplemented and amended by an officers’ certificate to be dated as of the issue date of the notes, between Wells Fargo Bank, National Association, as Trustee, and us (the “indenture”). You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. We may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment due date) and ranking equally and ratably with the notes offered hereby. Any additional securities having such similar terms, together with the notes offered hereby will constitute a single series of debt securities under the indenture. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise.

We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. In addition, we are structured as a holding company, and we conduct all of our business operations through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries to the extent of the assets of such subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

As of August 31, 2017, our total consolidated indebtedness was $2,122.3 million, of which an aggregate of $0.5 million was secured indebtedness of our subsidiaries and our subsidiaries had $92.3 million of indebtedness, $87.9 million of which is related to subsidiary borrowings under our revolving credit facility (guaranteed by the Company) and $4.4 million of which is related to various mortgages, lines of credit or notes payable held by our subsidiaries). After giving effect to the issuance of the notes and the use of proceeds therefrom, our total consolidated indebtedness would have been $2,172.6 million.

Interest

The notes will bear interest at a rate of 4.250% per year from the most recent interest payment date on which we paid or provided for interest on the notes. The interest payment dates for the notes are each January 15 and July 15 and regular record dates for interest payments are January 1 and July 1. The first interest payment will be on July 15, 2018 and will include accrued interest from, and including, December 20, 2017.

Interest will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. See “Description of Debt Securities—General” in the accompanying prospectus.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Optional Redemption

Prior to July 15, 2047 (the date that is six months prior to the maturity date of the notes), the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments.

On or after July 15, 2047 (the date that is six months prior to the maturity date of the notes), the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points. The indenture will provide that with respect to any redemption we will notify the Trustee of the redemption price promptly after the calculation and that the Trustee will not be responsible for such calculation.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means a Reference Treasury Dealer or its respective successors as may be appointed from time to time by the Quotation Agent after consultation with the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “primary treasury dealer”), another primary treasury dealer shall be substituted therefor by the Company.

“Quotation Agent” means, for purposes of determining the redemption price, such primary treasury dealer as may be selected by the Company.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successors, Wells Fargo Securities, LLC or its successors and, at our option, up to three other primary U.S. Government securities dealers in New York City (each, a “primary treasury dealer”), provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we will substitute therefor another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer by 3:30 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining this rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the notes of this series that are not global notes may be affected by such method as the Trustee shall deem appropriate and may provide for the selection for redemption of a portion of the principal amount of the notes equal to an authorized denomination. A partial redemption of the global notes of this series may be affected in accordance with the rules and procedures of the depositary.

Notice of any redemption shall be mailed or, in the case of a global note, delivered electronically at least 30 days but not more than 60 days before the redemption date to each Holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the notes, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be sent to Holders of the notes and the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (a “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person, other than the Company or a subsidiary; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) to act as a replacement agency for Moody’s, S&P or Fitch or all of them, as the case may be.

“Rating Event” means the credit rating on the notes is lowered by at least two of the three Rating Agencies and the notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

The Company covenants and agrees for the benefit of the Holders that for so long as any notes are outstanding, the Company will not, and will not permit any of its subsidiaries to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any shares of Capital Stock or Indebtedness of any subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, other than Permitted Liens or as permitted under “Exempted Liens and Sale-Leaseback Transactions” below, to secure any Indebtedness incurred or guaranteed by the Company or any subsidiary, without in any such case making effective provision whereby all of the notes then outstanding (together with, if the Company so determines, any other Indebtedness or guarantee thereof by the Company ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

“Permitted Liens” means:

(i) Liens existing on the date of the indenture or the date the notes are issued and securing Indebtedness in an aggregate principal amount not exceeding the greater of $25.0 million or 5% of Consolidated Stockholders’ Equity of the Company; provided that no increase in the amount secured thereby is permitted;

(ii) Liens on the property or assets of the Company or any other property or assets of the subsidiaries of the Company given to secure the payment of the purchase price incurred in connection with the acquisition, lease (including any Capital Lease Obligation) or construction of property (other than accounts receivable or inventory) intended to be used in carrying on of the business of the Company or the businesses of the subsidiaries of the Company, including Liens existing on such property at the time of acquisition, lease or construction thereof or improvements thereon, or Liens incurred within 180 days of such acquisition or the completion of such construction; provided that (i) the Lien shall attach solely to the property acquired, purchased, leased, constructed or improved, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or any subsidiary of the Company, shall not exceed an amount equal to the lesser of the total purchase price or Fair Market Value at the time of acquisition or construction of such property, and (iii) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the lesser of (y) the cost of the acquisition, lease or construction, as the case may be or (z) the Fair Market Value of such property;

(iii) Liens on property or assets of any Person existing at the time such Person becomes a subsidiary of the Company or is merged with or into or consolidated with the Company or any subsidiary of the Company or, at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or any subsidiary of the Company, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to the property or assets of the Company or any other property or assets of the subsidiaries of the Company;

(iv) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property);

(v) Other Liens arising in the ordinary conduct of the business of the Company or the businesses of the subsidiaries of the Company (including Liens to secure the performance by the Company or the subsidiaries of the Company of bids, tenders or trade contracts for sums not yet due and payable) which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, or that is incidental to the ownership of properties and assets by the Company or the subsidiaries of the Company in the ordinary conduct of the Company’s business or the businesses of the subsidiaries of the Company (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), or to secure the performance by the Company or the subsidiaries of the Company of its or their statutory obligations (including obligations under workers’ compensation, unemployment insurance and other social security legislation), surety or appeal bonds and other similar liens (including Liens of attorneys on client files); provided in each case that such Liens do not, in the aggregate, materially detract from the value of the property or assets of the Company or the property or assets of the subsidiaries of the Company or materially impair the use thereof in the operation of the business of the Company or the businesses of the subsidiaries of the Company;

(vi) Leases or subleases entered into by the Company or the subsidiaries of the Company as either lessors or sublessors, easements, rights-of-way, restrictions and other similar charges or encumbrances (including zoning restrictions), in each case, that is incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or the businesses of the subsidiaries of the Company; provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(vii) Liens for taxes, assessments or other governmental charges which are not yet due and payable as of the date of the Indenture or the date the notes are issued; and

(viii) Liens on receivables, leases, other financial assets, and any assets related thereto, incurred in connection with a Permitted Receivables Transaction.

“Permitted Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its subsidiaries in order to monetize or otherwise finance a pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables, leases, other financial assets, and any assets related thereto, are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

“Principal Property” means, whether owned or leased on the date of the indenture or acquired after the date hereof, each manufacturing or processing plant or facility and office facilities of ours or our subsidiaries’ located in the United States.

Restrictions on Sale-Leaseback Transactions

Except as permitted under “Exempted Liens and Sale-Leaseback Transactions” below, the Company will not, and it will not permit any of its subsidiaries to, engage in the sale or transfer by the Company or any of its subsidiaries of any Principal Property to a person (other than a subsidiary of the Company or the Company) and the taking back by the Company or any of its subsidiaries, as the case may be, of a lease of such Principal Property, unless:

(i) such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(ii) the Company or its subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Indebtedness.

“Funded Indebtedness” means Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, and in addition to Permitted Liens otherwise permitted hereunder, the Company may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property, or upon any shares of Capital Stock or Indebtedness of any of its subsidiaries owning or leasing any Principal Property, to secure Indebtedness incurred or guaranteed by the Company or any of its subsidiaries or effect any sale-leaseback transaction of a Principal Property that is not excepted by “Restrictions on Sale-Leaseback Transactions” above without equally and ratably securing the notes; provided that, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Indebtedness of any subsidiary owning or leasing any Principal Property, plus the Attributable Indebtedness from sale-leaseback transactions of Principal Property not so excepted, does not exceed 15% of the Consolidated Stockholders’ Equity as of the date of determination.

“Attributable Indebtedness” for a sale-leaseback transaction means the lesser of

•	the fair value of the property subject to the transaction (as determined by the Company’s Board of Directors); or

•	the present value (discounted at the interest rate implicit in the relevant sale and leaseback transaction) of rent for the remaining term of the lease.

“Consolidated Stockholders’ Equity” means, at any time, the consolidated stockholders’ equity of the Company and its subsidiaries calculated on a consolidated basis as of such time.

Events of Default

The Events of Default with respect to the notes will be those events described under “Description of Debt Securities—Events of Default” in the accompanying prospectus. Furthermore the following shall also be considered an Event of Default: any final judgment or order for the payment of money in excess of the greater of $50,000,000 or 7% of Consolidated Stockholders’ Equity, either individually or in the aggregate (net of any amounts to the extent that they are covered by insurance), shall have been rendered against the Company or any of its subsidiaries and which shall not have been paid or discharged, and there shall be any period of 60 consecutive days following the entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any of its subsidiaries to exceed the greater of $50,000,000 or 7% of Consolidated Stockholders’ Equity during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Concerning the Trustee

We now have, and may from time to time conduct, other banking transactions, including lending transactions, or maintaining deposit accounts with, the Trustee in the ordinary course of business. Wells Fargo Bank, National Association, in addition to being the Trustee under the indenture, is one of the lenders under our revolving credit facility. Wells Fargo Securities, LLC, an affiliate of the Trustee, is one of the underwriters in this offering. The Trustee will be permitted to engage in other transactions with us; however, if it acquires any conflicting interest as defined in the Trust Indenture Act of 1939, it may be required to resign as Trustee under the indenture. In that event, we would be required to appoint a successor trustee for the notes. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee.

The transferor of any note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed exchange of a Certificated Note for a Global Note, the Issuer or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described in this prospectus supplement;

•	addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•	does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•	does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

•	does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your independent tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Prospective investors should consult their own independent tax advisors with regard to the application of the United States federal income tax laws to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws, as well as the consequences arising under any tax reform proposals pending in the United States Congress.

WE ARE INFORMING YOU THAT (A) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE NOTES, AND (B) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Certain United States Federal Income Tax Consequences To U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income as the interest is paid or accrues in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes.

Amortizable Bond Premium

A U.S. Holder of a note that purchases the note at a cost greater than its redemption price (disregarding for this purpose the portion of the cost attributable to pre-issuance accrued interest) will be considered to have purchased the note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium is included in the U.S. Holder’s tax basis in the note.

Treatment of Dispositions of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder reduced by any principal payments with respect to the note received by the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income tax. The deductibility of capital losses is subject to limitations.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Offer to Purchase Upon Change of Control

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the notes, the Company is required to make an offer to each holder of the notes to repurchase all or any part of the notes for an amount equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest. If such a repurchase was expected to occur prior to the fifth anniversary of the issuance of the notes, the repurchase of the notes at 101% would result in the notes being treated as issued with more than de minimis original issue discount. The Company intends to take the position that, for purposes of the application of the original issue discount rules in Sections 1271 through 1275 of the Code, the likelihood of a Change of Control Triggering Event occurring prior to the fifth anniversary is a remote contingency. Accordingly, the possibility of the notes being repurchased prior to the fifth anniversary of the issue date of the notes for 101% of the aggregate principal amount of such notes will be disregarded for tax purposes and will not result in the notes being treated as issued with original issue discount. Pursuant to Treasury Regulation section 1.1275-2(h)(5), the Company’s determination that such possibility is a remote contingency is binding on all holders for tax purposes unless a holder explicitly discloses to the IRS that its determination is different than the Company’s determination.

Tax on Net Investment Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% net investment income tax. In the case of an individual, the tax is on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the individual’s circumstances). In the case of an estate or trust, the tax is on the lesser of (1) the U.S. Holder’s “undistributed net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s adjusted gross income for the taxable year over the dollar amount at which the highest income tax bracket for estates and trusts for the year begins. A U.S. Holder’s net investment income (or undistributed net investment income) will generally include its interest income (including original issue discount) and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your independent tax advisor regarding the applicability of the 3.8% net investment income tax to your income and gains in respect of your investment in the notes.

Certain United States Federal Tax Consequences to Non-U.S. Holders

The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies.” Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception.” Generally, interest income will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	The interest is not effectively connected with the conduct of a trade or business in the United States;

•	The Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	The Non-U.S. Holder does not directly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	The Non-U.S. Holder is not for U.S. federal income tax purposes a “controlled foreign corporation” that is directly or constructively related to us through stock ownership; and

•	The Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us, our paying agent, or other “qualified intermediary” with a statement on IRS Form W-8BEN or W-8BEN-E, as applicable (or suitable substitute or successor forms), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution, other agent acting on the holder’s behalf, or other qualified intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their independent tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty provided certain certification requirements are met).

Treatment of Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is not a citizen or resident of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to a note.

United States Information Reporting Requirements and Backup Withholding

U.S. Holders

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes as well as on proceeds from the sale or other disposition of the notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you on the notes (including principal payments and sale proceeds). This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the U.S. Holder furnishes the required information to the IRS on a timely basis.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (collectively, “FATCA”), U.S. federal withholding tax at a rate of 30% generally applies to payments of interest on, and beginning after December 31, 2018, to gross proceeds from the sale or other disposition of, debt instruments and other “obligations” paid to (i) a “foreign financial institution” (as defined for this purpose) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions or (ii) a foreign entity that is not a financial institution, unless such entity provides the applicable withholding agent with a certification identifying any substantial U.S. owners of the entity (as defined for this purpose) or meets other exemptions. Foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. If FATCA withholding is imposed, a beneficial owner may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing certain information with the IRS. Prospective investors should consult with their own independent tax advisors regarding the possible implications of FATCA on their investment in the notes.

Non-U.S. Holders

In the case of payments of interest or of proceeds from the sale or disposition of a note to a Non-U.S. Holder, current Treasury Regulations provide that the backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above under “Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest,” has been received or an exemption has otherwise been established, provided that neither the withholding agent nor any intermediary has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

Information reporting requirements, but not backup withholding, will apply to payment of the proceeds from a sale or disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its file that the Non-U.S. Holder of the notes is not a U.S. person and the broker has no actual knowledge or reason to know that the Non-U.S. Holder of the notes is a U.S. person or the Non-U.S. person establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds from a sale or disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the IRS on a timely basis.

Prospective Non-U.S. Holders should consult their independent tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

We and the underwriters for the offering named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, have entered into an underwriting agreement dated as of the date of this prospectus supplement with respect to the notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase, and we have agreed to sell to each underwriter, the total principal amount of notes shown in the following table.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$120,000,000
Wells Fargo Securities, LLC	120,000,000
Citizens Capital Markets, Inc.	15,000,000
Fifth Third Securities, Inc.	15,000,000
KeyBanc Capital Markets Inc.	15,000,000
MUFG Securities Americas Inc.	15,000,000

Total	$300,000,000

The obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions. The underwriters are obligated, severally and not jointly, to purchase all of the notes, if they purchase any of them. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at the applicable public offering price less a concession not in excess of 0.50% of the principal amount of the notes. The underwriters may allow, and such securities dealers may reallow, a concession not in excess of 0.35% of the principal amount of the notes to certain other brokers or dealers. If all the notes are not sold at the applicable public offering price, the underwriters may change such offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system. We have been advised that certain of the representatives intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The following table shows the underwriting discounts that we are to pay the underwriters in connection with this offering:

Paid by the Company
Per Note	0.875%
Total	$2,625,000

In connection with the offering, the representatives may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the representatives of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The representatives may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because a representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our expenses relating to this offering, excluding the underwriting commissions, will be approximately $1.2 million. The underwriters have agreed to reimburse the Company for certain expenses incurred in connection with the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

T+ 10 Settlement Cycle

We expect that delivery of the notes will be made against payment therefor on or about December 20, 2017, which will be the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the notes initially will settle in T+10, purchasers who wish to trade the notes on the date of pricing of the notes or the next seven succeeding business days should specify an alternate settlement cycle at the time they enter into any such trade to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in A through C above shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by Calfee, Halter & Griswold LLP, Cleveland, Ohio, and for the underwriters by Squire Patton Boggs (US) LLP. Squire Patton Boggs (US) LLP from time to time performs legal services for us and Frederick R. Nance, a partner of Squire Patton Boggs (US) LLP, is a member of our board of directors.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the years ended May 31, 2017 and 2016, and the effectiveness of RPM International Inc.’s and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of RPM International Inc. for the year ended May 31, 2015 incorporated by reference in RPM International Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

RPM INTERNATIONAL INC.

Debt Securities

Common Stock

Preferred Stock

Warrants

Purchase Contracts

Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “RPM.”

Investing in our securities involves risks. Please read the risk factors discussed or incorporated by reference under the section of the prospectus captioned “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration procedure. Pursuant to that procedure and under this prospectus, we and/or our selling security holders, as applicable, may offer and sell:

•	Debt Securities;

•	Common Stock;

•	Preferred Stock;

•	Warrants;

•	Purchase Contracts; and

•	Units

The securities described above may be offered and sold in one or more offerings. Each time we and/or selling security holders, if applicable, offer and sell securities under the registration statement of which this prospectus is a part, we will file with the SEC a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” in their entirety. They contain information that you should consider when making your investment decision.

The registration statement that contains this prospectus contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference into this prospectus, and information that we subsequently file with the SEC will automatically update information in this prospectus, as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered under this prospectus, other than the portions of such documents that by statute, by designation in such documents, or otherwise are not deemed to be filed with the SEC or are not required to be incorporated herein by reference:

•	Annual report on Form 10-K for the year ended May 31, 2016;

•	Quarterly reports on Form 10-Q for the quarters ended August 31, 2016, November 30, 2016 and February 28, 2017;

•	Current reports on Form 8-K filed on September 12, 2016, October 12, 2016, January 24, 2017, March 2, 2017 and March 3, 2017;

•	The description of our common stock and rights to purchase shares of our common stock contained in the Registration Statement on Form S-3 (Registration No. 333-108647), filed with the SEC on September 9, 2003, and any amendments and reports filed for the purpose of updating that description; and

•	Our Registration Statement on Form 8-A, filed with the SEC on May 11, 2009, related to the rights.

Note that during our quarter ended August 31, 2016, we moved a group of businesses serving the industrial flooring, concrete repair and specialty waterproofing markets out of our specialty reportable segment and into our industrial reportable segment which better aligns our management structure. For each of the three fiscal years in the period ended May 31, 2016, this group of businesses approximated 1% or less of our consolidated net sales. Furthermore, we adopted Accounting Standards Update 2015-03 “Simplifying the Presentation of Debt Issuance Costs” on June 1, 2016, which resulted in a retrospective elimination of deferred debt costs and a corresponding decrease of debt that does not impact Net Income as previously reported and has less than a 1% impact on Total Assets and Long-Term Debt, less current maturities, as presented in the Consolidated Balance Sheets in our Annual Report on Form 10-K for the year ended May 31, 2016. Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2016, November 30, 2016 and February 28, 2017 reflect these changes. We have not recast our financial statements or related disclosures appearing in our Annual Report on Form 10-K for the year ended May 31, 2016 to reflect these changes because the impact on the information previously presented is immaterial.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered any or all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request. You may request these documents by writing to or telephoning us at the following address and number:

Corporate Secretary

RPM International Inc.

2628 Pearl Road

P.O. Box 777

Medina, Ohio 44258

(330) 273-5090

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We and/or selling security holders, if applicable, may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We and/or selling security holders, if applicable, are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference herein) contains, and any accompanying prospectus supplement will contain, forward-looking statements. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions;

•	the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges;

•	continued growth in demand for our products;

•	legal, environmental and litigation risks inherent in our construction and chemicals businesses, and risks related to the adequacy of our insurance coverage for such matters;

•	the effect of changes in interest rates;

•	the effect of fluctuations in currency exchange rates upon our foreign operations;

•	the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

•	risks and uncertainties associated with our ongoing acquisition and divestiture activities;

•	risks related to the adequacy of our contingent liability reserves; and

•	other factors referenced in this prospectus and any accompanying prospectus supplement, including those set forth or referenced under the caption “Risk Factors,” and in our filings with the SEC, including those set forth or discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in and incorporated by reference into the section captioned “Risk Factors,” and by any cautionary language in this prospectus and any accompanying prospectus supplement. We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in documents incorporated by reference herein might not occur.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in:

•	Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended May 31, 2016; and

•	the other risks described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for the repayment of debt and for other general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding debt or equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of securities under this prospectus. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of common stock by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

Fiscal Years Ended May 31,					Nine Months Ended February 28, 2017
2012	2013	2014	2015	2016
4.84	2.86	5.34	5.29	5.36	1.70

For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes and cumulative effect of changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and an estimation of the interest portion of rental expense.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws is a summary only and is subject to the complete text of our amended and restated certificate of incorporation, amended and restated by-laws, and the rights agreement between us and the rights agent named therein.

Common Stock

The following description of our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock, but is not complete. For the complete terms of the common stock, please refer to our amended and restated certificate of incorporation, our amended and restated by-laws and our rights agreement, which are incorporated by reference into the registration statement that includes this prospectus.

Our amended and restated certificate of incorporation authorizes us to issue up to 300,000,000 shares of common stock, par value $0.01 per share. As of April 1, 2017, there were 133,573,447 shares of common stock outstanding, net of treasury shares, held by 21,924 direct registered stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “RPM.” The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association. Its address is P.O. Box 64854, St. Paul, MN 55164-0854, and its telephone number is (800) 988-5238.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders generally, including the election of directors. There are no cumulative voting rights, and, as a result, a plurality of stockholders voting are able to elect directors. The Company has adopted a majority voting policy with regard to the election of directors which requires that any director who does not receive a majority of the votes cast for his or her election tender their resignation to the board. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of outstanding shares of preferred stock, if any. The holders of common stock have no preemptive or similar rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Our amended and restated by-laws provide that special meetings of stockholders can be called only by the chairman of the board, the president, the majority of the board and the chairman of the board or the president at the written request of stockholders owning a majority of shares of voting stock.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

•	dividend rights;

•	voting powers;

•	preemptive rights;

•	conversion rights;

•	redemption rights; and

•	liquidation rights.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It also could affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Rights Plan

On April 21, 2009, we entered into a rights agreement with National City Bank, as rights agent. National City Bank’s duties and obligations under the rights agreement have since been assumed by Wells Fargo Bank, National Association. In connection with the rights agreement, our board of directors declared a dividend of one right for each outstanding share of common stock. Rights have been issued in connection with each outstanding share of common stock, and rights will be issued in connection with shares of common stock issued subsequently until the distribution date, and, in certain circumstances, for shares of common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one-tenth of a share of common stock at a price of $7.00 or $70.00 per whole share, subject to adjustment in certain circumstances. A more detailed description and the terms of the rights are set forth in the rights agreement. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed or exchanged by us. Until a right is exercised, the holder, as such, will have no rights as a stockholder, including the right to vote or to receive dividends.

Distribution Date

Under the rights agreement, the “distribution date” is the earlier of:

(1) the close of business on the tenth calendar day following the first date of public announcement by us that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an “acquiring person”), unless provisions preventing accidental triggering of the distribution of the rights apply; and

(2) the close of business on the tenth business day (or, unless the distribution date shall have previously occurred, such later date, if any, as may be designated by our board of directors) following the commencement of a tender or exchange offer for more than 15% of the then-outstanding voting securities.

Triggering Event and Effect of Triggering Event

When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person, or if 50% or more of our assets or assets representing 50% or more of our earning power are sold to an acquiring person or an affiliate or associate of an acquiring person, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of shares of common stock of such corporation which at the time of the transaction would have a market value of twice the purchase price.

Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

Redemption and Exchange

At any time prior to the close of business on the distribution date, we may redeem the rights in whole, but not in part, at a price of $0.001 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

In addition, at any time after the distribution date, our board of directors may elect to exchange each right for consideration per right consisting of one share of common stock, subject to adjustment.

Amendment

At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or further amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person or the time during which the rights may be redeemed, except that no supplement or amendment shall be made that changes the redemption price other than under certain adjustments therein.

Certain Effects of the Rights Agreement

The rights agreement is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights agreement may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Anti-takeover Effects of Certificate of Incorporation, By-Laws, and the Delaware General Corporation Law

General Corporation Law

There are provisions in our amended and restated certificate of incorporation, our amended and restated by-laws, and the Delaware General Corporation Law that could discourage potential takeover attempts. They could also make it more difficult for stockholders to change management. These provisions could adversely affect the market price of our common stock. These provisions include:

Authorized but Unissued Stock

The authorized but unissued common stock and preferred stock may be issued without stockholder approval (although the board of directors has represented that it will not issue any series of preferred stock for any defensive or anti-takeover purpose without stockholder approval). Authorized but unissued stock may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Staggered Board

Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. In addition, under Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws, our directors may be removed from office by the stockholders only for cause and only in the manner provided for in our amended and restated certificate of incorporation. These factors may maintain the incumbency of our board of directors.

Amendment of Certificate of Incorporation

Under Delaware law, in general, to amend a corporation’s certificate of incorporation, the directors of the corporation must first adopt a resolution deeming the amendment advisable and then the holders of a majority of the outstanding stock entitled to vote must vote in favor of the amendment. Our amended and restated certificate of incorporation does not change the effect of Delaware law in this regard, except that the provision in our amended and restated certificate of incorporation regarding the number, election and terms of directors may not be repealed or amended without the vote of the holders of not less than 80% of our voting stock, voting as a single class.

Amendment of By-Laws

Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our amended and restated certificate of incorporation and amended and restated by-laws grant our board of directors the power to adopt, amend or repeal our by-laws at any meeting of the board. Our stockholders also may adopt, amend or repeal our by-laws by a vote of a majority of our voting stock, except that the provision in our amended and restated by-laws regarding the number, election and terms of directors may not be repealed or amended without the vote of the holders of not less than 80% of our voting stock, voting as a single class.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our amended and restated by-laws provide that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that, unless otherwise prescribed by law, a special meeting of stockholders may be called only by the chairman of the board, the president, a majority of the board of directors or the chairman of the board or president at the written request of stockholders holding a majority of our voting stock.

Interested Stockholder Rule

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and at a meeting by the vote of holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

Limitations on Liability; Indemnification of Officers and Directors

Under Delaware law and Article VIII of our amended and restated certificate of incorporation, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law;

•	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Under Delaware law, Delaware corporations may indemnify directors and officers from liability if the person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the person had no reason to believe his or her action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable to the corporation, unless the Delaware Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification. The indemnification provisions of Delaware law require indemnification of any director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. Delaware law permits corporations to advance amounts to directors and officers in payment of expenses. The indemnification authorized by Delaware law is not exclusive and is in addition to any other rights granted to directors under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Our indemnification arrangements are set forth in our amended and restated certificate of incorporation. Article IX of our amended and restated certificate of incorporation provides that we shall indemnify any person against all expenses, liability and loss reasonably incurred or suffered by such person in connection with the defense of either any action, suit or proceeding to which he or she may be a party defendant or any claim of liability asserted against such person by reason of the fact that he or she is or was our director or he or she is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her action was unlawful.

In addition, unless ordered by a court, indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because the person has met the applicable standard of conduct under Delaware law. This determination is made, with respect to a person who is a director or officer at the time of such determination, by (i) a majority vote of the directors who are not parties to or threatened with the action, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion or (iv) the stockholders. The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which a director or officer may be entitled to under any statute, our amended and restated certificate of incorporation, our amended and restated by-laws, any agreement, a vote of stockholders or disinterested directors or otherwise. We have also entered into indemnity agreements under which we have agreed, among other things, to indemnify our directors and officers to the maximum extent then authorized or permitted by our amended and restated certificate of incorporation or Delaware law.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the Debt Securities (as defined below) sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the prospectus supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The Debt Securities will be issued under an indenture (the “Indenture”) dated as of April 8, 2014, between us and Wells Fargo Bank, National Association (the “Trustee”). As used in this prospectus, “Debt Securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the Trustee authenticates and delivers under the Indenture.

We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. The Indenture is also an exhibit to the registration statement that is included this prospectus. You should read the Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

General

The Debt Securities will be our direct unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture (Section 2.01(b)). Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities.

A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the Debt Securities;

•	any limit on the total principal amount of the Debt Securities;

•	the price at which the Debt Securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

•	the maturity date of the Debt Securities;

•	if the Debt Securities will bear interest, and if so:

•	the interest rate on the Debt Securities,

•	the date from which interest will accrue,

•	the record and interest payment dates for the Debt Securities or the method of determining such rate,

•	the first interest payment date, and

•	any circumstances under which we may defer interest payments;

•	if the amount of principal, interest or premium, if any, with respect to the Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any optional conversion provisions that would permit us or the Holders (as defined below) of Debt Securities to elect to convert the Debt Securities prior to their final maturity;

•	any optional redemption provisions that would permit us or the Holders (as defined below) of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

•	any sinking fund or analogous provisions that would obligate us to redeem, purchase or repay the Debt Securities prior to their final maturity;

•	the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

•	whether the Debt Securities will be subordinated to our other debt;

•	any changes to or additional Events of Default (as defined below);

•	any changes to or additional covenants or provisions to the Indenture;

•	whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a “Global Security” means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

•	any material United States federal income tax consequences of the Debt Securities; and

•	any other terms of the Debt Securities (which terms shall not be prohibited by the provisions of the Indenture).

A “Holder” means the person in whose name a particular Security is registered in the Security Register (Section 1.01).

Payment and Transfer

In the prospectus supplement relating to a series of Debt Securities, we will designate a “Place of Payment” where you can receive payment of the principal of and any premium and interest on such Debt Securities or transfer such Debt Securities. There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities.

All funds which we pay to any paying agent for the payment of principal, interest or premium, if any, with respect to the Debt Securities that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to us, and the holders of such Debt Securities will thereafter look only to us for payment thereof.

Denominations

Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each, or multiples of $1,000.

Original Issue Discount

Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an “Original Issue Discount Security,” that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture (Section 1.01). The prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

Consolidation, Merger or Sale of Assets

The Indenture generally permits a consolidation or merger between us and another company. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another company. These transactions are permitted if:

•	the resulting or acquiring company (if other than us) is a U.S. corporation, partnership or trust which assumes, or has its parent company assume, all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture; and

•	immediately after the transaction, no Event of Default exists.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities (Sections 11.01(a) and (b)).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The following discussion of satisfaction and discharge, defeasance and covenant defeasance will be applicable to a series of Debt Securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Satisfaction and Discharge. The Indenture will be satisfied and discharged if:

•	we deliver to the Trustee all Debt Securities then outstanding for cancellation; or

•	all Debt Securities not delivered to the Trustee for cancellation have become due and payable, are to become due and payable within one year upon their stated maturity or are to be called for redemption within one year and we deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity or redemption as applicable, or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we have paid all other sums payable under the Indenture.

Defeasance and Covenant Defeasance. The Indenture provides, if such provision is made applicable to the Debt Securities of a series, that:

•	we may elect either:

•	to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from our obligations with respect to certain restrictive covenants that may be applicable for a particular series; and

•	that the Events of Default described in the third, fourth (only with respect to those restrictive covenants that no longer apply), fifth and seventh bullets under “Events of Default,” shall not be Events of Default under the Indenture with respect to such series (“covenant defeasance”), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or certain U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance described above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.

Modification and Waiver

Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder of any outstanding Debt Security affected thereby without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount, in the rate of interest or in any premium payable upon redemption;

•	a reduction in the principal amount of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity of a Debt Security pursuant to the Indenture;

•	a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

•	an impairment of a Holder’s right to sue us for the enforcement of certain payments due on the Debt Securities;

•	a reduction in the percentage of outstanding Debt Securities required to consent to a modification, waiver or amendment of the Indenture; and

•	a modification of any of the foregoing requirements or a reduction in the percentage in principal amount of outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture (Section 10.02).

Events of Default

The term “Event of Default” when used in the Indenture with respect to any series of Debt Securities, means any of the following:

•	failure to pay interest (including defaulted interest, if any) on any Debt Security of that series when due, and continuance of such default for a period of 30 days;

•	failure to pay the principal of or any premium on any Debt Security of that series when due;

•	failure to make any sinking fund payment when and as due by the terms of a Debt Security of that series, and continuance of such default for a period of 60 days;

•	default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty, a default in the performance or breach of which is elsewhere specifically dealt with or which has expressly been included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), and continuance of such default or breach for a period of 90 calendar days after there has been given and actually received by the Company a Notice of Default (as defined in the Indenture) with respect to such default or breach;

•	any nonpayment at maturity or other default is made under any agreement or instrument relating to any other Indebtedness of the Company (the unpaid principal amount of which is not less than the greater of $50 million or 10% of Consolidated Stockholders’ Equity of the Company), and, in any such case, such default (A) continues beyond any period of grace provided with respect thereto, (B) results in such Indebtedness being accelerated or declared due and payable (or, in the case of nonpayment, occurs at the final maturity of such Indebtedness), and (C) such Indebtedness is not discharged, or such acceleration or declaration has not been rescinded or annulled, within a period of 30 days after actual receipt by the Company of a Notice of Default (as defined in the Indenture) from the Trustee or the required Holders of such series; provided, however, that if any such nonpayment or other default shall be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the Debt Securities of that series when that series is created (Section 8.01(a)).

If an Event of Default (other than the Event of Default referred to in the sixth bullet above) for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration. Upon the occurrence of the Event of Default referred to in the sixth bullet above the entire principal of, and interest and premium (if any) on, all the Debt Securities of each series shall be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder (Section 8.01(b) and (c)).

The prospectus supplement relating to each series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers’ Certificate with the Trustee each fiscal year that states that certain defaults do not exist under the terms of the Indenture (Section 6.05).

Other than its duties in the case an Event of Default has occurred and is continuing, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any Holders, unless the Holders offer the Trustee indemnification satisfactory to it (Section 9.02(e)). If such indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred upon the Trustee (Section 8.06).

The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any other remedy under the Indenture (including the appointment of a receiver or trustee), only if:

•	the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•

the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made a written request of, and offered satisfactory indemnification to, the Trustee to begin such proceeding;

•	the Holders have offered the Trustee indemnification to the Trustee’s satisfaction with respect to compliance with the request;

•	the Trustee has not started such proceeding within 60 days after receiving the request; and

•	the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series during those 60 days (Section 8.04).

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment (Section 8.09).

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal Holders of Debt Securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the Debt Securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold Debt Securities in “Street Name,” you should check with your own institution to find out:

•	How it handles payments and notices;

•	Whether it imposes fees or charges;

•	How it would handle voting if applicable;

•	Whether and how you can instruct it to send you Debt Securities registered in your own name so you can be a direct Holder as described below; and

•	If applicable, how it would pursue rights under your Debt Securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee under the Indenture and those of any third parties employed by us or the Trustee under the Indenture, run only to persons who are registered as Holders of Debt Securities issued under the Indenture. As noted above, we do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold Debt Securities in that manner or because the Debt Securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will be issued as fully-registered global securities which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in

DTC. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global securities will be held in denominations of $1,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt Securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a qualified successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that such global security will be exchangeable for definitive securities in registered form or elect to terminate the book-entry system through DTC and notify the trustee of our decision; or

•	an event of default with respect to the Debt Securities represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all Debt Securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Debt Securities represented by a global security for all purposes under the Indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a Debt Security represented by a global security;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit direct participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the Debt Securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants, and not of DTC or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Debt Securities represented by that global security for all purposes of the Debt Securities. Owners of beneficial interests in the Debt Securities will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered owners or holders of Debt Securities under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Debt Securities. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their Debt Securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the Indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Debt Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTCC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as an international clearing system. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Debt Securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear Operator.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the Debt Securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with such intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Unless otherwise specified in the applicable prospectus supplement, initial settlement for the Debt Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Debt Securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Debt Securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Debt Securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the Debt Securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Debt Securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or

Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

What is a Global Security?

A global security is a special type of indirectly held Debt Security as described above under “—‘Street Name’ and Other Indirect Holders.” If we choose to issue Debt Securities in the form of global securities, the ultimate beneficial owners can only hold the Debt Securities in “Street Name.” We would do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the Debt Securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary.” Any person wishing to own a Debt Security issued in the form of a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether a series of Debt Securities will be issued only in the form of global securities and, if so, will describe the specific terms of the arrangement with the depositary.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of Debt Securities and instead deal only with the depositary that holds the global security.

An investor should be aware that if a series of Debt Securities are issued only in the form of global securities:

•	the investor cannot get Debt Securities of that series registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities of that series;

•	the investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the Debt Securities of that series and protection of his or her legal rights relating to the Debt Securities of that series, as described under “ ‘Street Name’ and Other Indirect Holders”;

•	the investor may not be able to sell interests in the Debt Securities of that series to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. We and the Trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the depositary in any way.

Special Situations When The Global Security Will be Terminated

In a few special situations, a global security will terminate, and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in Debt Securities transferred to their own name, so that they will be direct Holders. The rights of “Street Name” investors and direct Holders in Debt Securities have been previously described in subsections entitled “—‘Street Name’ and Other Indirect Holders” and “—Direct Holders.”

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and we do not appoint a successor depositary;

•	when an Event of Default on the series of Debt Securities has occurred and has not been cured; and

•	at any time if we decide to terminate a global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of Debt Securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct Holders.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We and/or selling security holders, if applicable, may sell any combination of the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers, or through a combination of these methods.

Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. If a material arrangement with any underwriter, broker, dealer or agent is entered into for the sale of the offered securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the prospectus supplement indicates, we and/or selling security holders, if applicable, will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligations under any contract to purchase our securities will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of these contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

The validity of the securities described in this prospectus has been passed upon by Calfee, Halter & Griswold LLP, The Calfee Building, 1405 East Sixth Street, Cleveland, Ohio 44114.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of RPM International Inc.’s and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of RPM International Inc. as of May 31, 2015 and for each of the two years in the period ended May 31, 2015 incorporated by reference in RPM International Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2016 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

$300,000,000

RPM International Inc.

$300,000,000 4.250% Notes due 2048

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Wells Fargo Securities

Co-Managers

Citizens Capital Markets

Fifth Third Securities

KeyBanc Capital Markets

MUFG

December 6, 2017